Exhibit 10.28

SUMMARY OF OUTSIDE DIRECTOR COMPENSATION

As of June 15, 2005, Directors of IXYS Corporation that are not employees, commonly referred to as outside directors, received cash compensation on the following basis:

Annual Retainer for each Director	$20,000

Additional Annual Retainer for the Chairman of the

Audit Committee	$7,500

Compensation Committee	$4,000

Nominating Committee	$4,000

Director’s Fee for each Board of Directors meeting	$1,000

Director’s Fee for each Committee meeting	$600